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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12

Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2011

Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2011 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Monday, May 9, 2011 at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters.

        Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

        Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

        Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on most of the proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

        Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on May 9.

                      Sincerely,

                      Alan S. McKim
                      Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2011 annual meeting of shareholders of Clean Harbors, Inc. (the "Company"), will be held at 10:00 a.m., local time, on Monday, May 9, 2011 at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, for the following purposes:

  1.
  To elect four (4) Class I members of the Board of Directors of the Company to serve until the 2014 annual meeting of shareholders and until their respective successors are duly elected;

  2.
  To amend the Company's Articles of Organization (as amended and restated to date) primarily to increase the number of the Company's authorized shares of common stock, $.01 par value, from 40,000,000 to 80,000,000;

  3.
  To hold an advisory vote on the Company's executive compensation;

  4.
  To hold an advisory vote on the frequency of future advisory votes on executive compensation;

  5.
  To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year;

  6.
  To act upon a shareholder proposal relating to the future manner of electing directors, if such proposal is properly brought before the meeting; and

  7.
  To act upon such other business as may properly come before the meeting and any adjournment thereof.

        Shareholders of record at the close of business on March 28, 2011 will be entitled to notice and to vote at the meeting.

        You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

                      By order of the Board of Directors

                      C. Michael Malm, Secretary

April 4, 2011
Norwell, Massachusetts

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2011: The Notice of Annual Meeting, Proxy Statement, Proxy Card, 2010 Annual Report to Shareholders, and 2010 Annual Report on Form 10-K, are available on our website at www.cleanharbors.com/annualmeeting.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061

PROXY STATEMENT

        This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value ("Common Stock"), of Clean Harbors, Inc., a Massachusetts corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2011 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, on May 9, 2011, commencing at 10:00 a.m., local time.

PROXY SOLICITATION

        Proxies in the accompanying form properly executed and received prior to the meeting and not revoked will be voted as specified or, if no instructions are given, will be voted in favor of all of the proposals described below in this proxy statement except that such proxies will be voted against the shareholder proposal described below in this proxy statement if such proposal is properly brought before the meeting. Any shareholder of record on the record date for the meeting giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (mailed to the attention of the Secretary, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061); (ii) filing a later dated proxy (using a proxy card); or (iii) appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being mailed to shareholders beginning on or about April 8, 2011.

INFORMATION AS TO VOTING SECURITIES

        On March 28, 2011, the record date for the Annual Meeting, there were 26,399,131 issued and outstanding shares of Common Stock. The presence in person or by proxy of a majority of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.

        At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class I directors, (ii) amend the Company's Articles of Organization primarily to increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000, (iii) approve an advisory vote on executive compensation, (iv) approve an advisory vote on the frequency of future advisory votes on executive compensation, (v) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year, and (vi) act upon a shareholder proposal relating to the future manner of electing directors if such proposal is properly brought before the meeting. Election of each of the Class I directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock cast at the meeting, and votes withheld from any nominee for election as a director will have the effect of "against" votes. Approval of the proposed amendment of the Company's Articles of Organization will require the affirmative vote of a majority of the total outstanding shares of Common Stock. Because the two proposals for advisory votes on executive compensation and the frequency of future advisory votes on executive compensation are non-binding, there is no legal requirement governing the percentage of shares required to approve such proposals. The Company's Board of Directors has determined that adoption of the proposal to approve executive compensation will require the affirmative vote of a majority of the shares represented at the meeting and voted on such proposal, and that with respect to the proposal on the frequency of future advisory votes on approval of executive compensation, the alternative (every year, every two years or every three years) which receives the greatest number of affirmative votes (with shares abstaining on such proposal disregarded) will be deemed to have been approved. Ratification of the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year and the shareholder proposal relating to the future manner of electing directors, if properly brought before the meeting, will each require the affirmative vote of the holders of a majority of the shares of Common Stock cast at the meeting. Abstentions on such election and each of the other proposals, and any broker "non-votes," will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.

        Broker "non-votes" occur when a broker holding shares in "street name" votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in "street name" have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on "discretionary" matters. Under the Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of (i) the proposed election of the Class I directors, (ii) the proposal on advisory approval of executive compensation, (iii) the proposal on frequency of future advisory votes on approval of executive compensation, or (iv) the shareholder proposal relating to the future manner of electing directors if such proposal if properly brought before the meeting. However, under such rules, (i) the proposed amendment of the Company's Articles of Organization (the primary purpose of which is to increase the number of authorized shares of the Company's Common Stock from 40,0000,0000 to 80,000,000) and (ii) the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year, are "discretionary" matters, and brokers will therefore be generally able to vote shares held in "street name" on such matters without receiving instructions from the beneficial holders of such shares.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below describes the "beneficial ownership" of the Company's Common Stock as of March 1, 2011, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. The Securities and Exchange Commission's Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	2,552,591	9.7%
Eugene Banucci	11,520	*
John P. DeVillars	14,483	*
Edward G. Galante	855	*
John F. Kaslow	11,187	*
Rod Marlin	109,384	*
Daniel J. McCarthy	19,983	*
John T. Preston	11,583	*
Andrea Robertson	11,483	*
Thomas J. Shields	14,487	*
Lorne R. Waxlax	95,483	*
Eric W. Gerstenberg	8,046	*
David M. Parry	11,048	*
James M. Rutledge	35,646	*
Brian P. Weber	8,572	*
All current directors and executive officers as a group (25 persons)	3,109,344	11.8%

*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company's Common Stock which may be acquired under stock options which are exercisable within 60 days of March 1, 2011: Mr. McKim (0 shares), Dr. Banucci (6,000 shares), Mr. DeVillars (6,000 shares), Mr. Galante (0 shares), Mr. Kaslow (7,400 shares), Mr. Marlin (0 shares), Dr. McCarthy (6,000 shares), Mr. Preston (6,000 shares), Ms. Robertson (6,000 shares), Mr. Shields (6,000 shares), Mr. Waxlax (0 shares), Mr. Gerstenberg (0 shares), Mr. Parry (0 shares), Mr. Rutledge (0 shares), Mr. Weber (0 shares), and all current directors and executive officers as a group (62,900 shares).

        The following table shows each person or entity which, to the Company's knowledge, as of March 1, 2011, "beneficially owned" (as that term is defined above) 5% or more of the total of 26,397,931 shares of Common Stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Alan S. McKim	2,552,591		9.7%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061
Blackrock, Inc.	1,938,239	(1)	7.3%
40 East 52nd Street
New York, NY 10022

(1)
Based upon the Schedule 13G dated as of December 31, 2010 filed with the SEC, Blackrock, Inc. is deemed to have beneficial ownership of 1,938,239 shares of Common Stock.

 ELECTION OF DIRECTORS
(Item 1 on Proxy Form)

        The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the By-Laws of the Company to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chief Executive Officer, and Rod Marlin, a former consultant to the Company, all of the current members of the Board are "independent" directors as defined by the rules of the New York Stock Exchange.

        During 2010, the Board held six meetings, of which two were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board (except for Edward Galante, who was not then a director) also attended the 2010 annual meeting of shareholders.

        The Board of Directors of the Company is currently composed of 11 directors classified into three classes. There are now four Class I directors, four Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class I directors, Eugene Banucci, Edward Galante, John Kaslow and Thomas Shields, will expire at the 2011 annual meeting. The Board of Directors has nominated Dr. Banucci and Messrs. Galante, Kaslow and Shields to stand for re-election as Class I directors.

Director Nomination Process and Diversity

        As more fully described below under "Corporate Governance – Board Committees," the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In determining whether to recommend a director for re-election, the Committee and the full Board also consider the director's past attendance at meetings and contributions to the activities of the Board.

        In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2012 annual meeting of shareholders, names of potential Board candidates should be received no later than December 12, 2011. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under "Corporate Governance – Communications to the Independent Directors."

Current Directors and Nominees

        The following paragraphs provide information as of the date of this proxy statement about each of the directors who are either standing for re-election at the meeting as Class I directors or are not now standing for re-election but will continue to serve in accordance with their current terms as Class II or Class III directors. This includes information each director has provided about his or her age, positions he or she now holds, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings which might be relevant to service as a director in which he or she has been involved during the past ten years. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value their significant experience on other company boards of directors and board committees.

  Directors Standing for Re-election at the Meeting

        This year there are four nominees standing for re-election as Class I directors: Eugene Banucci, Edward G. Galante, John F. Kaslow and Thomas J. Shields.

        Eugene Banucci, age 67, is the Founder, a Director and former Executive Chairman of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. From 2005 until February 2010, he served as a director of Zygo Corporation, a public company. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and is a member of the Board's Audit and Compensation Committees. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies.

        Edward G. Galante, age 60, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern's Board of Trustees and as an Executive-in-Residence in its College of Business Administration. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he sits on the Compensation & Management Development and the Governance & Nominating committees; Foster Wheeler Ltd. (NASDAQ: FWLT), where he sits on the Audit and Governance and Nominating committees; Junior Achievement Worldwide; and the United Way Foundation of Dallas. The Company's Board of Directors elected Mr. Galante as an additional director on September 21, 2010 and also then appointed him to the Corporate Governance Committee. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, which accounts for a significant portion of the Company's business, Mr. Galante's responsibility for Exxon Mobil's Public Affairs and Safety, Health and Environmental activities and his services as a director and board committee member of two other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.

        John F. Kaslow, age 78, is the retired Executive Vice President and Chief Operating Officer of New England Electric System ("NEES"), an electric power company now owned by National Grid. He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES, he served as an Executive Advisor to the Electric Power Research Institute from 1990 until 1998 and continues to serve as an electric power industry consultant. Mr. Kaslow also served as a director and chairman of the board of the Doble Engineering Company, a private company, and as a director of the New England Council and Merrimack College. He holds a BS from the University of Massachusetts – Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He served as a director of the Company from 1991 to 2005 and returned to its Board in February of 2007. Mr. Kaslow has served 18 years on the Board's Audit Committee and 15 years on the Board's Corporate Governance Committee including, since 2010, as Chairman. He also brings to the Board considerable experience and knowledge of the electric power industry that accounts for a significant portion of the Company's business.

        Thomas J. Shields, age 63, is a Managing Director of Shields & Company, Inc., a privately-held investment-banking firm that he co-founded in 1991. He is currently the presiding director and chairman of the audit committee of B.J.'s Wholesale Club, Inc., a public company, and a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. He has served as Chairman of the Audit Committee of the Board since 2005, and he is qualified as an "audit committee financial expert" under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board his considerable investment banking skills and experience as a director of private and public companies.

  Continuing Directors Not Standing for Re-election at the Meeting

        John P. DeVillars, age 61, is the Managing Partner of BlueWave Capital, LLC, a privately-owned renewable energy and brownfields development company, and he serves as a Senior Vice President of TRC Companies, Inc., a public company that provides engineering and consulting services to the energy and environmental markets. Mr. DeVillars is currently a director of Converted Organics, Inc., a public company, and Earth Friendly Holdings, Inc., a private company. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a private company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. Mr. DeVillars holds an MPA from Harvard University and a BA from the University of Pennsylvania and is a Visiting Lecturer in Environmental Policy at the Massachusetts Institute of Technology. He has served as a director of the Company since 2001 and serves on the Board's Compensation Committee. His current term as a Class III director expires in 2013. In addition to Mr. DeVillars' considerable knowledge of the environmental services industry and regulations, he brings to the Board unique knowledge of the highly regulated environmental services industry from a governmental perspective.

        Rod Marlin, age 63, was the President and Chief Executive Officer of Eveready Inc., a public company listed on the Toronto Stock Exchange headquartered in Edmonton, Alberta, and its predecessors from 2002 until the Company's acquisition of Eveready on July 31, 2009. From July 31, 2009 until July 31, 2010, Mr. Marlin served as a consultant to the Company and rendered certain services relating to the integration into the Company of the business formerly conducted by Eveready. Mr. Marlin was a director or trustee of Eveready and its predecessors between 1999 and 2009, a general manager of Eveready and its predecessors from 1999 to 2002, and actively involved with Eveready and its predecessors between 1995 and 2009. Prior thereto, from 1967 until its sale in 1993, Mr. Marlin was the founder and President of Marlin Travel Group, a private company. Mr. Marlin became a director of the Company upon the closing of the Company's acquisition of Eveready on July 31, 2009. His current term as a Class II director expires in 2012. He currently serves as a director and member of the audit committee of Temple Real Estate Investment Trust and as a director of EIS Capital Corp., each of which is a public company listed in Canada on the TSX Venture Exchange. Approximately 34% of Clean Harbors' total revenues during 2010 were recorded in Canada. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling various Canadian businesses.

        Daniel J. McCarthy, age 78, has been a Professor of Strategic Management at Northeastern University since 1972, prior to which he was President of Computer Environments Corporation, a public company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization as a member of its Audit Committee and as Chairman of its Investment Committee. Dr. McCarthy also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., a private company. Dr. McCarthy holds a BA and an MBA from Dartmouth College and a DBA from Harvard Business School. Dr. McCarthy is the longest serving non-employee member of the Company's Board. He is personally familiar with all senior management of the Company and communicates well with that group. He has served as Chairman of the Board's Compensation Committee since 1987. He was elected by the Board as Lead Director in 2005, an independent director who presides in executive sessions of the Board and serves as the shareholder contact person for the Board. His current term as a Class III director expires in 2013. Dr. McCarthy's long tenure of service on the Board gives him a unique perspective of the Company and a considerable knowledge of the environmental services industry.

        Alan S. McKim, age 56, founded the Company in 1980 and has served as Chairman of the Board of Directors, President and Chief Executive Officer since its founding. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University, where he now serves on the Board of Trustees, and he holds an honorary doctorate from the Massachusetts Maritime Academy. His current term as a Class II director expires in 2012. Mr. McKim is recognized as an industry leader, with over 30 years experience in the environmental services business, and is the largest shareholder of the Company.

        John T. Preston, age 61, is the Managing Partner of C Change Investments ("C Change"), a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company that co-founded C Change. Mr. Preston was previously a director of Alseres Pharmaceuticals, Inc., and EZEM, Inc., each a public company, and is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology ("MIT"). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, The National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. He has served as a director of the Company since 1995 and now serves on the Corporate Governance Committee. His current term as a Class II director expires in 2012. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance.

        Andrea Robertson, age 53, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College. Her current term as a Class III director expires in 2013. She qualifies as an "audit committee financial expert" under Regulation S-K of the Securities Exchange Act and serves on the Board's Audit Committee. Ms. Robertson brings to the Board considerable knowledge and experience in finance from her training as an accountant and her work in financial management positions.

        Lorne R. Waxlax, age 77, served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. Mr. Waxlax served as a director of BJ's Wholesale Club, Inc., a public company, until May 2008. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA degree from Northwestern University. He has served as a director of the Company since 1994 and as a member of the Corporate Governance Committee since 1995. His current term as a Class II director expires in 2012. Mr. Waxlax has served on numerous private and public company boards, and he brings to the Board considerable experience in corporate governance, management, international business and marketing and branding.

        Election of each of the Class I directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock represented at the annual meeting. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted to elect Dr. Banucci and Messrs. Galante, Kaslow and Shields as Class I directors of the Company for a three-year term, until the 2014 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the enclosed proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote "FOR" the election of Dr. Banucci and Messrs. Galante, Kaslow and Shields as Class I directors.

 CORPORATE GOVERNANCE

Board Leadership Structure

        Clean Harbors, Inc. is a Massachusetts corporation, and all public Massachusetts corporations have by law a staggered board of directors with either two or three classes of directors unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board of directors promotes continuity and stability.

        Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board of Directors. The Lead Director is a non-management, independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Daniel J. McCarthy has served as Lead Director since 2005 and a member of the Board since 1987.

        The Company's Board believes this board leadership structure is the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman of the Board and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company through its growth for the benefit of the shareholders, employees and other interested parties. The Board believes that, particularly because Mr. McKim is the Company's largest shareholder, Mr. McKim now places and has always placed major emphasis on the interests of the shareholders. The Board also believes this structure is appropriate because nine of the current 11 members of the Company's Board of Directors are "independent," as described below under "Corporate Governance – Director Independence," and the Board elects from the independent directors a Lead Director with the authority described above.

Corporate Governance Guidelines, Committee Charters and Code of Ethics

        The Company's Board of Directors has adopted Corporate Governance Guidelines, charters of each of the Board's committees as described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under "Investors – Corporate Governance." A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.

Director Independence

        The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board of Directors be "independent" as defined by the rules of the New York Stock Exchange (the "NYSE") on which the Company's Common Stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

  •
  The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  (A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

  •
  Stock Ownership.  Ownership of stock in the Company by a director or a director's immediate family is not considered a relationship which would adversely impact a director's independence.

  •
  Commercial Relationships.  The following commercial relationships are not considered material relationships that would impair a director's independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

  •
  Charitable Relationships.  The following charitable relationship will not be considered a material relationship that would impair a director's independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization's annual consolidated gross revenues.

  •
  Personal Relationships.  The following personal relationship will not be considered to be a material relationship that would impair a director's independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

        For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, "immediate family member" has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.

        In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are "independent" and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, John P. DeVillars, Edward G. Galante, John F. Kaslow, Daniel J. McCarthy, John T. Preston, Andrea Robertson, Thomas J. Shields and Lorne R. Waxlax. Accordingly, the Board has determined that nine out of the total of 11 current members of the Board are independent. The Board has determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that each of Alan S. McKim and Rod Marlin are not independent. Alan S. McKim is the Company's President and Chief Executive Officer and, in such capacities, is an employee of the Company. Rod Marlin was the former President and Chief Executive Officer of Eveready Inc., which became a subsidiary of the Company on July 31, 2009. Mr. Marlin's holding company also received from the Company during 2009 Cdn $752,561 in connection with the termination of a consulting agreement which such company previously had with Eveready and Mr. Marlin's agreement not to complete with, and to provide certain consulting services to, the Company. Between July 31, 2009 and July 31, 2010, Mr. Marlin also served as a consultant to the Company, and the

Company paid $125,000 and $175,000 to Mr. Marlin's holding company as consulting fees for services rendered by Mr. Marlin to the Company during 2009 and 2010, respectively.

Board Committees

        The Board has established three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that each of the committees of the Board consists solely of non-employee "independent directors" as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each member of each committee is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience as described above under "Election of Directors," the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are two of the members of the Audit Committee, qualifies as an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three committees are appointed by the Board, and each committee operates under a charter approved by the Board. As described above, those charters are available on the Company's website at www.cleanharbors.com under "Investors – Corporate Governance." Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

  Audit Committee

        During 2010, Thomas Shields, Chairman, Eugene Banucci, John Kaslow and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, and meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm. During 2010, there were four meetings of the Audit Committee.

  Compensation Committee

        During 2010, Daniel McCarthy, Chairman, Eugene Banucci, John DeVillars and Lorne Waxlax served on the Compensation Committee. The primary responsibilities of the Compensation Committee are to recommend the base salary for the Chief Executive Officer to the full Board of Directors, manage the Company's management incentive cash bonus plans (which now consist of the CEO Annual Incentive Bonus Plan and the Management Incentive Plan, each as described below under "Compensation Discussion and Analysis"), equity incentive plans and employee stock purchase plan, review and approve other senior executive officer compensation, review and approve corporate management compensation policies, and oversee of the trustees of the Company's 401(k) Plan. The Committee also works with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff and determining over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events (such as a major acquisition or change in GAAP) which become effective during such year. Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving those goals during the year. The Compensation Committee held three meetings during 2010.

  Corporate Governance Committee

        During 2010, Lorne Waxlax, Chairman, John Kaslow, Thomas Shields and John Preston served for the entire year on the Corporate Governance Committee, and Edward Galante became an additional member commencing with his election the Board on September 21, 2010. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and board officers, recommend committee structures, review director independence and compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held four meetings during 2010.

Compensation Committee Interlocks and Insider Participation

        No person who served as a member of the Board's Compensation Committee during the last fiscal year (Dr. Banucci and Messrs. McCarthy, DeVillars and Waxlax) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.

Communications to the Independent Directors

        Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o William J. Geary, Corporate Counsel for Public Affairs, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or gearyb@cleanharbors.com. All correspondence received as such will be opened by the office of the Corporate Counsel for Public Affairs for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.

Board Oversight of Risk Management

        The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing and plans to address any significant potential vulnerability.

 DIRECTOR COMPENSATION

        The Company's policy during 2010 was to pay in cash to each non-employee an annual retainer fee of $40,000, plus $6,000 for serving on the Compensation Committee or Corporate Governance Committee, $10,000 for serving on the Audit Committee, $20,000 for serving as Chairman of the Audit Committee, and $10,000 for serving as Chairman of the Compensation Committee or Corporate Governance Committee. The Company also paid an additional $10,000 to the Lead Director. Directors were also reimbursed for the expenses they incurred in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.

        Prior to May of 2010, each of the Company's non-employee directors received a payment of $1,000 for attendance at each board or committee meeting and received every three years a grant of 2,700 shares of restricted stock, of which one third vested immediately, one third vested at the end of one year and one third vested at the end of two years (subject to continued service as a director). Because of a desire to move away from the concept of payment of meeting fees and shift to annual from three-year equity grants, the Board voted on May 10, 2010 to eliminate the payment of meeting fees and change from three-year to annual awards of restricted stock. The number of shares of restricted stock for 2010 was determined by dividing $75,000 by the closing price of the Company's common stock for the 15 trading days ending 5 days prior to the date of the annual meeting of shareholders and such restricted shares will vest on the date of the next annual meeting. In order to phase in the one-year restricted stock grants, the annual restricted stock grants to those directors who had previously received three-year options or restricted stock grants were reduced by the approximate value of any previous award attributable to the year from May 2010 to May 2011.

        On May 10, 2010, the Company's Board of Directors therefore granted (i) 1,283 restricted shares of Common Stock to each of the three current non-employee Class III directors elected at the 2010 annual meeting for a three-year term, (ii) 787 restricted shares of Common Stock to each of the three current non-employee Class II directors elected at the 2009 annual meeting for a three-year term, and (iii) 383 restricted shares of Common Stock to each of the three current non-employee Class I directors elected at the 2008 annual meeting for a three-year term. In addition, on September 21, 2010, 855 restricted shares of Common Stock were awarded to a newly appointed Director. Such restricted shares of Common Stock awarded to the non-employee directors on May 10, 2010 and September 21, 2010 had a market value of $62.53 per share and $67.94 per share, respectively, on the date of grant. The restricted shares for each of the non-employee directors will vest, provided that such non-employee director continues to serve in such capacity, at the start of the Company's 2011 annual meeting of shareholders.

        The following table describes the compensation paid by the Company to each of its non-employee directors during 2010:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Eugene Banucci	$61,000	$49,211	—	—	$110,211
John P. DeVillars	$52,333	$80,226	—	—	$132,559
Edward G. Galante	$15,833	$58,089	—	—	$73,922
John F. Kaslow	$62,333	$49,211	—	—	$111,544
Rod Marlin	$16,667	$23,949	—	$175,000	$215,616
Daniel J. McCarthy	$63,667	$80,226	—	—	$143,893
John T. Preston	$53,333	$23,949	—	—	$77,282
Andrea Robertson	$56,000	$80,226	—	—	$136,226
Thomas J. Shields	$70,667	$49,211	—	—	$119,878
Lorne R. Waxlax	$62,667	$23,949	—	—	$86,616

(1)
The fair value of stock awards is calculated in accordance with FASB ASC Topic 718 based on the value of the awards on the respective dates of grant using the closing price of the Company's stock on such dates. The aggregate number of unvested restricted shares held by each non-employee director as of December 31, 2010 was as follows: Dr. Banucci (787 shares), Mr. DeVillars (1,283 shares), Mr. Galante (855 shares), Mr. Kaslow (787 shares), Mr. Marlin (1,283 shares), Dr. McCarthy (1,283 shares), Mr. Preston (1,283 shares), Ms. Robertson (1,283 shares), Mr. Shields (787 shares), and Mr. Waxlax (1,283 shares).

(2)
None of the non-employee directors was granted any stock options during 2010, nor were any outstanding stock options held by them repriced or otherwise materially modified. The aggregate number of shares (vested and unvested) subject to stock options held by each non-employee director as of December 31, 2010 was as follows: Dr. Banucci (6,000 shares), Mr. DeVillars (6,000 shares), Mr. Galante (0 shares) Mr. Kaslow (7,400 shares), Mr. Marlin (0 shares), Dr. McCarthy (6,000 shares), Mr. Preston (6,000 shares), Ms. Robertson (6,000 shares), Mr. Shields (6,000 shares), and Mr. Waxlax (0 shares).

(3)
Includes $175,000 paid to Mr. Marlin's holding company as consulting fees for services rendered by Mr. Marlin to the Company during 2010.

RELATED PARTY TRANSACTIONS

        During 2010, the Company did not participate in any transactions involving amounts exceeding $120,000 in which any of the Company's directors (including director nominees), executive officers, or beneficial holders of more than 5% of the Company's common stock, nor any of their immediate family members, had a direct or indirect material interest except for the following:

        In connection with the Company's acquisition of Eveready Inc. ("Eveready") on July 31, 2009, the Board elected Rod Marlin, Eveready's former chief executive officer, as a new director of the Company and appointed Marvin Lefebvre, a former executive officer of Eveready, as Executive Vice President – Exploration Services. In connection with the acquisition, the Company entered into or became subject to the following transactions involving Mr. Marlin or Lefebvre or entities with which they are affiliated and in connection with which the Company made payments exceeding $120,000 during 2010:

          (a)   At the time of the acquisition, Mr. Marlin agreed to serve as a consultant to the Company and to assist with the transition for a period of six months after the closing, for which his holding company was entitled to receive Cdn $25,000 per month for his services. As of March 3, 2010, the Company and Mr. Marlin agreed to extend his consulting services at Cdn $25,000 per month through July 31, 2010, on which date the consulting agreement terminated in accordance with its terms. For consulting services provided by Mr. Marlin during the period from January 1, 2010 through July 31, 2010, the Company paid an aggregate of Cdn $175,000 to Mr. Marlin's holding company.

          (b)   Included in cost of revenues and selling, general and administrative expenses for the year ended December 31, 2010 were real property rental and related costs and equipment rental and repair costs of $0.5 million paid for the period from January 1 to December 31, 2010 to companies controlled or influenced by Messrs. Marlin and Lefebvre. Such rental and repair transactions occurred in the Company's normal course of operations.

EXECUTIVE OFFICERS

        The Company's current executive officers and their respective ages as of March 1, 2011, are as follows:

Name	Age	Position
Alan S. McKim	56	Chairman of the Board of Directors, President and Chief Executive Officer
John R. Beals	56	Vice President, Controller and Principal Accounting Officer
Jerry E. Correll	61	Senior Vice President – Environmental Sales*
George L. Curtis	52	Executive Vice President – Pricing and Proposals*
Deirdre J. Evens	47	Executive Vice President – Corporate Sales and Marketing*
Simon R. Gerlin	52	Senior Vice President – Internal Audit and Compliance*
Eric W. Gerstenberg	42	Executive Vice President – Environmental Services*
Marvin Lefebvre	53	Executive Vice President – Exploration Services*
Michael R. McDonald	46	Senior Vice President and General Counsel*
William F. O'Connor	61	Senior Vice President – Risk Management*
David M. Parry	45	Executive Vice President – Energy and Industrial Services*
Phillip G. Retallick	57	Senior Vice President – Regulatory Affairs*
James M. Rutledge	58	Executive Vice President, Treasurer and Chief Financial Officer
Michael J. Twohig	47	Executive Vice President and Chief Administrative Officer*
Brian P. Weber	43	Executive Vice President – Corporate Planning and Development*

*
Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

        Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class II director expires in 2012.

        John R. Beals is Vice President, Controller and Principal Accounting Officer. Mr. Beals joined the Company in August 2006. Mr. Beals was previously Vice President and Corporate Controller at 3Com Corporation from October 2005 to August 2006. Prior to August 2006, he was at The First Years Inc. for 19 years, a publicly-held developer and marketer of juvenile products, where he held positions of increasing responsibility, including Treasurer, Controller and Chief Financial Officer, Senior Vice President – Finance. He began his career with Deloitte & Touche and was promoted to the level of audit manager with the firm. Mr. Beals, a certified public accountant, holds a BA in Accounting from the University of Massachusetts.

        Jerry E. Correll is Senior Vice President – Environmental Sales. Mr. Correll joined the Company in 2002, and he has served in a variety of prior management positions including most recently Senior Vice President of Sales – Line of Business. From 1986 to 2002, Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp., including Regional Vice President – Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a BS in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.

        George L. Curtis is Executive Vice President – Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

        Deirdre J. Evens is Executive Vice President – Corporate Sales and Marketing. Ms. Evens joined the Company in June 2007 and recently served as Executive Vice President of Corporate Sales and Business Development. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ's Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a global provider of instant photography, digital imaging and consumer electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid's Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a BS in Engineering from Cornell University.

        Simon R. Gerlin is Senior Vice President – Internal Audit and Compliance. Mr. Gerlin joined the Company in July 2008 and recently served as Senior Vice President of Finance. He previously worked at PricewaterhouseCoopers LLP, an independent registered public accounting firm, for 17 years where he held positions of increasing responsibility, culminating in his appointment as an Audit Partner in 1999. He holds a BA from Middlebury College and an MBA from Harvard University.

        Eric W. Gerstenberg is Executive Vice President – Environmental Services. Mr. Gerstenberg rejoined the Company in June 1999 as Vice President of Disposal Services. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company, including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.

        Marvin Lefebvre is Executive Vice President – Exploration Services. Prior to the Company's acquisition of Eveready on July 31, 2009, Mr. Lefebvre was Vice President, Operations of Eveready since March 2005. Prior to March 2005, Mr. Lefebvre was the President and Chief Executive Officer of the former River Valley Energy Services Ltd., the predecessor to River Valley Income Fund, from July 2002 until the completion of the reorganization of that entity into River Valley Income Fund. Mr. Lefebvre was also the director and sole shareholder of River Valley Construction Ltd. from 1988 to 2000 and the President and a director of River Valley Contracting Ltd. and River Valley Drilling Inc. from 2000 until its amalgamation with its parent company, the former River Valley Energy Services Ltd.

        Michael R. McDonald is Senior Vice President and General Counsel. He joined the Company in 2000 as Vice President and Chief Contracts Counsel. He was appointed as Senior Vice President and General Counsel in January 2009. Prior to joining the Company, Mr. McDonald served as General Counsel for the Commonwealth of Massachusetts' Metropolitan District Commission and was a Special Assistant Attorney General. Mr. McDonald holds a BA from Suffolk University and a JD from Suffolk University Law School.

        William F. O'Connor has served as Senior Vice President – Risk Management, since rejoining the Company in December 2002. Previously, Mr. O'Connor was Vice President of William Gallagher and Associates, an insurance broker that he joined in April of 2000. From 1989 to 2000 Mr. O'Connor held a variety of roles at the Company, the last being as Vice President of Human Resources and Risk Management.

        David M. Parry is Executive Vice President – Energy and Industrial Services. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including Executive Vice President of Sales and Services. He has also previously held the positions of Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.

        Phillip G. Retallick is Senior Vice President – Regulatory Affairs. Mr. Retallick joined the Company in September 2002 in connection with the Company's acquisition of substantially all of the assets of the Chemical Services Division of Safety-Kleen Corp. Prior to that acquisition, he served as a senior compliance officer for Safety-Kleen Services, Inc. and its predecessors, Rollins Environmental Services Company and Laidlaw Environmental Services Company. From 1975 to 1992, he held positions with the United States Environmental Protection Agency and the Delaware Department of Natural Resources and Environmental Control. He holds a BS in Geosciences from the Pennsylvania State University and has also received a Graduate Certificate in Environmental Management from the University of Southern California.

        James M. Rutledge is Executive Vice President, Treasurer and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University.

        Michael J. Twohig is Executive Vice President and Chief Administrative Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Senior Vice President and Chief Information Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

        Brian P. Weber is Executive Vice President – Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Company's performance during 2010 was much stronger than in 2009 as the Company benefited from a full year of operations of Eveready Inc., which was acquired on July 31, 2009, greater demand for the Company's services as the economy gradually emerged from the 2008-2009 recession, and cleanup of two major oil spills in the Gulf of Mexico and Michigan. As described below, the Compensation Committee designs the Company's compensation programs so that approximately 40% of potential executive compensation will be in the form of base salary, and the remainder will be performance-based. Because of the Company's stronger performance in 2010, a significantly higher proportion of executive compensation in 2010, as compared to 2009, was paid through cash bonuses and vesting of equity incentives. Some of the key factors which related to performance-based compensation for 2010 were as follows:

  •
  The Company's total revenue increased by 61% to $1.73 billion, compared with $1.07 billion for 2009.

  •
  The Company's reported earnings before interest, taxes, depreciation and amortization ("EBITDA") was $314.7 million, compared with $157.6 million for 2009. As so reported, the Company's EBITDA is the same as "Adjusted EBITDA" as reported (and reconciled to the Company's net income and net cash provided by operating activities) on page 34 of the Company's Annual Report on Form 10-K for the year ended December 31, 2010. EBITDA consists of net income, as determined in accordance with generally accepted accounting principles ("GAAP"), plus accretion of environmental liabilities, depreciation and amortization, net interest expense and provision for income taxes, and also excludes loss on early extinguishment of debt, other (income) expense, and income (loss) from discontinued operations, net of tax, as these amounts are not considered part of normal business operations.

        This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company's Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO"), and three other executive officers who had the highest total compensation for 2010 as set forth in such Table (these five executive officers being collectively referred to below as the "Named Executive Officers"). This Compensation Discussion and Analysis will discuss corporate and individual performance targets and goals for senior executive officers, including the Named Executive Officers. These targets and goals are disclosed in the limited context of the Company's executive compensation program. You should not interpret them as statements of the Company's expectations or as any form of guidance. We caution you not to apply the statements or disclosures in the Compensation Discussion and Analysis in any other context.

Role of the Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee") currently consists of four independent directors. The Committee's major responsibilities include the recommendation to the full Board of the base salary for the CEO, management of the Company's management incentive bonus, equity incentive and employee stock purchase plans, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, and oversight of the trustees of the Company's 401(k) Plan. As part of such responsibilities, the Committee administers the Company's CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans as described below.

        The Committee has delegated to Alan S. McKim, the Company's CEO, authority to issue to any newly hired employee non-qualified stock options for up to 5,000 shares or restricted stock awards for up to 1,500 shares. All other cash bonus and equity incentive awards for the CEO and other executive officers are granted by the Committee. The CEO works with the Committee in the Committee's establishment near the beginning of each fiscal year of appropriate criteria and performance goals for awards under the Company's incentive bonus and equity incentive plans, determining over the course of each fiscal year whether any changes to such criteria and performance goals are necessary in order to adjust for effects of extraordinary events (such as a major acquisition or change in GAAP) which become effective during such year, proposing modifications to compensation plans for senior management, and determining executive compensation for members of senior management other than the CEO.

Compensation Philosophy and Objectives

        The Compensation Committee's fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making up to 60% of total compensation performance-based. Compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives through performance-based restricted stock awards.

  Use of Compensation Consultants

        In order to evaluate the competitiveness and appropriateness of the Company's total compensation and mix of compensation for executive officers, the Compensation Committee on March 5, 2010, engaged CFS Consulting, Inc. ("CFS"), a firm specializing in development and implementation of executive compensation systems, to prepare a report on how the Company's compensation program for 2009 compared to the programs of the ten comparable companies described in the report, as well as to general figures based on larger regional and national surveys. CFS provided to the Compensation Committee a preliminary report in July 2010 and a final report in August 2010. Since the date of their August report, CFS has been engaged to advise the Committee on longer term incentive plans for senior management. CFS did not provide any services to the Company or any of its affiliates in 2010 other than as described above.

        The primary purpose of the Compensation Committee's engagement of CFS was to conduct a comprehensive benchmarking analysis for the Company's senior executives, to enable the Compensation Committee to determine if the compensation of the senior executive officers was fair, reasonable and competitive, and to assist the Compensation Committee in making any necessary adjustments to the compensation components. The Compensation Committee had not conducted such a survey since 2005.

        For purposes of the CFS report, in addition to evaluation of regional and national surveys, CFS compiled a list of peer companies from similar industries and with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with whom the Company competes for business and executive talent, and generally represent annual revenues ranging from approximately 1 to 2.5 times the Company's annual revenue. The companies selected by CFS for the purposes of the report were:

Casella Waste Systems, Inc.	TRC Companies, Inc.
EnergySolutions, Inc.	US Ecology, Inc.
Perma-Fix Environmental Services, Inc.	Waste Connections, Inc.
Republic Services, Inc.	Waste Management, Inc.
Stericycle, Inc.	WCA Waste Corporation

  Base Salary

        The Compensation Committee seeks to set the base salaries at no more than 40% of each senior executive officer's total potential compensation. In addition to base salaries and benefits available to all employees, the Committee provides the Named Executive Officers the opportunity to receive approximately 60% of their total compensation through performance-based cash bonuses and increases in equity value through performance-based restricted stock awards.

        As described above under "Use of Compensation Consultants," the Compensation Committee retained CFS Consulting Inc. to prepare a report of how the Company's compensation program for 2009 compared to the programs of the comparable companies described in the report. That report indicated that the base salaries of the Company's Named Executive Officers were generally in the bottom third of comparable companies. Based on the preliminary copy of that report which the Compensation Committee received in July 2010, the Committee's evaluation of the responsibilities and performance of the Named Executive Officers, and the Company's performance to date during 2010, the Compensation Committee determined, at a meeting held on July 19, 2010, to increase the 2010 base salaries (retroactive to January 1, 2010) of the Named Executive Officers, other than the CEO, in order to bring those base salaries into approximately the middle third of the comparable companies. The Compensation Committee therefore increased the 2010 base salaries of James M. Rutledge, the CFO, from $365,000 to $380,000, Eric W. Gerstenberg, Executive Vice President – Environmental Services, from $275,000 to $375,000, David M. Parry, Executive Vice President – Energy and Industrial Services, from $295,833 to $350,000, and Brian P. Weber, Executive Vice President – Corporate Planning and Development, from $247,500 to $300,000. Based on its review of the factors described above, the Compensation Committee also decided to recommend to the Company's full Board of Directors an increase (retroactive to January 1, 2010) in the base salary of Alan S. McKim, the CEO, from $625,000 to $750,000. The full Board approved that increase in Mr. McKim's 2010 base salary at the Board's meeting held on September 1, 2010.

  Benefits

        Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance; and participation in the Company's 401(k) and employee stock purchase plans.

  Performance-Based Cash Bonuses

        The Company now maintains two plans under which the Compensation Committee is authorized to grant cash bonuses to members of senior management based upon satisfaction of performance goals which are established by the Committee during the first quarter of each fiscal year. Except for a supplemental bonus which the Company's full Board of Directors approved, on the recommendation of the Compensation Committee, in September 2010 as described below under "Chief Executive Officer Compensation," all of the cash bonuses which were paid to the Named Executive Officers and other senior executive officers for 2010 were calculated and paid in accordance with those two such plans. The first such plan is the CEO Annual Incentive Bonus Plan, which was approved by the Company's shareholders at the 2009 annual meeting. The purposes of the CEO Annual Incentive Bonus Plan are to provide an incentive each year for performance of the Company's CEO by making a significant percentage of the CEO's total compensation dependent upon the level of the CEO's or the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the "Code"). More information about the CEO Annual Incentive Bonus Plan and the cash bonus which the Committee awarded to the CEO for 2010 under that Plan is set forth below under "Chief Executive Officer Compensation."

        The second such plan is the Management Incentive Plan (the "MIP") under which the Compensation Committee can award cash bonuses to members of senior management other than the CEO. Acting on the recommendation of the Compensation Committee, the Company's Board of Directors adopted the MIP on December 8, 2008, and amended and restated the MIP on May 10, 2010, in order to clarify the terms, conditions and other criteria of potential awards of such cash bonuses.

        The terms of potential cash bonuses for 2010 under the MIP, which were approved by the Committee in the first quarter of 2010, covered 46 management positions, including all of the Named Executive Officers other than the CEO. Participants were eligible to earn a bonus (payable in the first quarter of 2011) equal to up to 120% of their base salaries (depending on their level of management responsibility) if the Company achieved or exceeded certain targets based on the level of the Company's "MIP EBITDA." MIP EBITDA consists of the Company's reported EBITDA, as described above, with certain adjustments established by the Committee for amounts which are not derived from the Company's normal operations and over which the participants in the MIP do not exercise control. For 2010, these adjustments included, in particular, amounts based on changes in environmental liability estimates, changes in foreign currency conversion rates, and acquisition and integration related expenses. The threshold MIP EBITDA target to be achieved in 2010, as established by the Committee on March 8, 2010, in order for a participant to receive a minimum of 25% of the maximum potential bonus, was $208.0 million, and a participant under the MIP would receive his or her maximum potential bonus if the Company achieved a maximum MIP EBITDA target of $239.0 million. Senior management who participate in the Senior Executive Incentive Program ("SEIP"), including each of the Named Executive Officers other than the CEO, might also earn a bonus under the MIP of up to 30% of base compensation if the participant met or exceeded certain personal goals or goals established for his or her business unit.

        After giving effect to the adjustments to the Company's reported EBITDA described above, the Committee determined on March 7, 2011 that the Company's MIP EBITDA for 2010 was $299.5 million, which exceeded the maximum MIP EBITDA target of $239.0 million that the Committee had established in March 2010, and the 46 participants in the MIP for 2010 therefore received cash bonuses equal to between 10% and 120% of their base salaries based on satisfaction of that maximum MIP EBITDA target. In addition, certain members of senior management, including each of the Named Executive Officers (other than the CEO), satisfied certain personal goals under the SEIP for 2010, and those members received additional cash bonuses under the MIP of between 7% and 24% of their base salaries. The Committee therefore granted on March 7, 2011 cash bonuses totaling $5,348,342 to the 46 members of senior management who participated in the MIP for 2010. Each of the Named Executive Officers (other than the CEO) received cash bonuses under the MIP of between $432,000 and $546,820.

        The Committee believes that the performance goals established under the MIP for 2010 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company's performance during that year. The Committee also believes that such target levels did not encourage any participant to cause the Company to take any excessive risks in connection with achieving those targets.

  Long-Term Equity Incentives

        The final element of compensation for executives (other than the CEO) is long-term equity incentives, designed to align the interests of participants with those of the Company's shareholders and to encourage retention of senior executives through periodic vesting. Because of his substantial holding of shares of the Company's Common Stock derived from his role as the Company's founder, Alan S. McKim, the CEO, has always in the past refused to accept any grant by the Compensation Committee of an equity incentive, and the Committee does not believe that awarding or not awarding Mr. McKim equity compensation would have any bearing on his current 100% commitment to the goals of the Company's shareholders. Prior to 2006 the Compensation Committee periodically issued equity awards to executives (other than the CEO) in the form of non-qualified stock options with typical 5-year vesting based upon continued employment. However, after a complete review of executive compensation in 2005, the Committee changed in 2006 its previous practice of granting stock options and now uses restricted stock awards, which were initially issued under the Company's 2000 Stock Incentive Plan and are now being issued under the Company's 2010 Stock Incentive Plan.

        Awards of non-performance-based restricted stock, with vesting contingent upon continued employment, are generally limited to newly hired or promoted employees and, in 2010, an aggregate of 29,350 non-performance-based restricted shares were awarded to a total of 15 such employees. In addition, primarily because the CFS Consulting Report indicated that the base salaries of the Company's Named Executive Officers were generally in the bottom third of the base salaries paid by comparable companies and the Compensation Committee's determination of the importance of the Named Executive Officers to the Company, the Compensation Committee also granted on March 8 and July 19, 2010 an aggregate of 17,861 non-performance based restricted shares, vesting over a three-year period subject to continued employment, to certain of the Named Executive Officers (other than the CEO). Pursuant to such grant, Mr. Rutledge, the CFO, received 14,300 such shares, Mr. Gerstenberg, Executive Vice President-Environmental Services, received 1,842 shares, and Mr. Parry, Executive Vice President-Energy and Industrial Services, received 1,719 shares.

        As described above, the Committee has granted performance-based restricted stock awards as a form of long-term equity incentive initially under the Company's 2000 Stock Incentive Plan and now under the Company's 2010 Stock Incentive Plan. Under a Long Term Equity Incentive Program ("LTEIP"), the Committee grants to members of the Strategic Management Council ("SMC") performance-based restricted stock awards with two-year targets and additional time vesting thereafter based upon continued employment with the Company. During 2009, the Committee granted a total of 59,353 performance-based restricted stock awards under a 2009-2010 LTEIP to a total of 62 members of the SMC, not including the CEO. Depending upon the level of responsibility of a particular executive within the SMC, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2008 at 30%, 40% or 60% of base compensation. Each of the Named Executive Officers, other than the CEO, received the maximum 60%. There were two separate performance goals under the 2009-2010 LTEIP, both of which were required to be achieved by the end of 2010 in order to avoid forfeiture of the restricted shares: revenue of $1.113 billion and EBITDA as a percentage of revenue ("EBITDA Margin") of 16.5%. Although these performance goals were not satisfied in 2009, they were satisfied in 2010, all of the performance-based restricted stock awards granted under the 2009-2010 LTEIP were earned, and 33% vested on March 15, 2011, 33% will vest on December 31, 2011 and 34% will vest on December 31, 2012, subject to continued employment.

        On April 20, 2010 the Compensation Committee granted 87,906 performance-based restricted stock awards under a 2010-2011 LTEIP to 66 members of the SMC, not including the CEO. The terms of the 2010-2011 LTEIP were similar to those of the 2009-2010 LTEIP, except that the revenue goal was increased from $1.113 billion for 2009 to $1.470 billion for 2010, and the EBITDA Margin goal was slightly reduced from 16.5% for 2009 to 16.4% for 2010. Each of the Named Executive Officers, other than the CEO, received an award valued (based upon the average closing price of the Company's stock on the three trading days ended April 16, 2010), at 60% of base compensation. On March 7, 2011, the Committee determined that both of the performance goals of the 2010-2011 LTEIP had been satisfied during 2010, and therefore one-half of the restricted stock awards under that LTEIP vested on March 15, 2011 and the other half will vest (subject to continued employment) on December 15, 2011.

  Chief Executive Officer Compensation

        Acting on the recommendation of the Compensation Committee, the Company's Board of Directors increased on September 21, 2010 (retroactive to January 1, 2010), the base salary of the CEO, Alan S. McKim, to $750,000 from the $625,000 base salary which Mr. McKim received for 2009. That decision was based primarily on the Committee's and the full Board's evaluation of the responsibilities and performance of the CEO, the Company's performance to date during 2010, the final report of CFS Consulting Inc. delivered in August 2010 which indicated that such an increase was appropriate in order to bring the CEO's base salary into approximately the middle third of the comparable companies, and the fact that, because of his substantial holding of shares of the Company's Common Stock derived from his role as the Company's founder, Mr. McKim has always in the past refused to accept any grants of equity incentive.

        On March 8, 2010, the Compensation Committee established the terms of the potential CEO annual incentive bonus for 2010 under the CEO Annual Incentive Bonus Plan. The terms provided that the CEO would potentially be able to earn a cash bonus for 2010 of between $47,500 and $950,000, based upon whether the Company achieved 2010 revenues of between $1.42 billion and $1.45 billion, EBITDA of between $223.0 million and $232.0 million, and certain improvements in health, safety and compliance ("HSC") statistics based on the Company's total recordable incident rate ("TRIR") and days away, restricted activity and transfer rate of achievement ("DART"). The table below describes the respective amounts of the bonus that could potentially be earned for 2010 at the threshold, target and maximum levels for each of these criteria as established by the Committee, as well as the respective portions of the total bonus which were earned based upon the Committee's determination on March 7, 2011 of the extent to which each of those target levels were actually achieved. Accordingly, on March 7, 2011, the Committee awarded to Mr. McKim a bonus of $760,000 for 2010 under the CEO Annual Incentive Bonus Plan.

	Minimum		Midpoint	Maximum	Achievement
Revenue
Target	$1.42 Billion		$1.435 Billion	$1.45 Billion	$1.73 Billion
Bonus	$47,500		$118,780	$190,000	$190,000
EBITDA
Target	$223 Million		$227.5 Million	$232 Million	$299.5 Million
Bonus	$142,500		$356,250	$570,000	$570,000
HS&C
Target	TRIR 2.0	(1)	DART 1.1	Both	TRIR = 2.13		DART = 1.32
Bonus	$95,000		$95,000	$190,000	$-0-	(1)	$-0-

Total	$285,000		$570,000	$950,000	$760,000

(1)
The original TRIR goal established by the Committee under the CEO annual incentive plan was 2.45. However, because of the progress made in improving the Company's TRIR performance early in the year, management increased the Company's overall TRIR target (the lower the TRIR number the better the TRIR performance) from 2.45 to 2.0, and Mr. McKim agreed that his bonus performance goal should be similarly increased. Although Mr. McKim achieved the original goal established by the Committee, he did not achieve the increased goal and thus did not receive that portion of his bonus potential.

        The Compensation Committee believes that the target levels established under the CEO Annual Incentive Bonus Plan for 2010 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company's performance during that year. The Committee also believes that such target levels did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those targets and that, by selecting improvements in health, safety and compliance statistics as one of the three goals for 2010, the goals were consistent with reducing overall risks.

Accounting and Tax Considerations

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to the Named Executive Officers to the extent that annual compensation paid to any such officer exceeds $1.0 million unless such excess qualifies as "performance-based compensation" as defined in Section 162(m). In order to facilitate the Company's ability to fully deduct compensation paid to its executive officers, the Company has adopted, as described above under "Chief Executive Officer Compensation," the CEO Annual Incentive Bonus Plan which is structured to comply with Section 162(m) and thereby allow cash bonuses paid under that Plan to be fully deductible for federal income tax purposes.

        As described above under "Performance-Based Cash Bonuses," the Company's Compensation Committee and full Board of Directors have also adopted the MIP under which the Committee can award performance-based cash bonuses to members of senior management other than the CEO. Although the terms of the MIP do not comply with all of the requirements of Section 162(m), each award which has been made to date under the MIP to any member of senior management (together with the base salary paid to such member) has been less than $1.0 million and therefore the deductibility of such awards has not been limited by Section 162(m).

        In 2005 and 2007, the Company's Board of Directors and shareholders also amended the Company's 2000 Stock Incentive Plan so as to permit the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow the compensation arising from such grants and awards to qualify as "performance-based compensation" as defined under Section 162(m). Similar provisions are included in the terms of the Company's 2010 Stock Incentive Plan which was approved by the Company's Board of Directors and shareholders in 2010. Since 2005, the Compensation Committee has structured, and intends to continue to structure, any stock option grants and restricted stock awards, and to limit cash bonuses paid under the MIP or as supplemental bonuses, in a manner which will allow full deductibility unless the Committee determines that such structuring would not be in the best interests of the Company or its shareholders.

Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold at least 3,000 shares of Common Stock within three years of becoming a director, Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards, and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period. As of March 1, 2011, all of the Company's directors and Named Executive Officers were in compliance with the Company's stock ownership guidelines.

Employment, Termination of Employment and Change of Control Agreements

        The Company does not have employment agreements with any of its executive officers. However, the Company does provide "change of control" protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee's options and restricted stock awards become fully vested.

        In 1998, the Company adopted an Executive Retention Plan (the "Retention Plan") for certain members of senior management. If designated to participate in the Retention Plan, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreement provides for payment to the executive of base salary, offset by the amount of earnings from other employment obtained, for up to one year after termination of employment. The amount of such base salary will be at the rate in effect at the time of termination of employment, payable periodically in accordance with the Company's normal executive salary payment polices, plus up to one year of continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment.

        Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive severance benefits equal to one year's base salary and benefits if his or her employment with the Company is terminated for any reason within 30 days after a Change in Control. Also, an executive shall be entitled to receive the same severance benefits if the executive does not receive a position equal to the position that the executive held prior to the Change in Control or if the primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive's position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits. Under the severance agreement, one year's base salary is payable within 30 days after termination of employment relating to a Change in Control.

Report of Compensation Committee

        The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company's management and recommended that it be included in this proxy statement.

Daniel J. McCarthy, Chairman Eugene Banucci John P. DeVillars Lorne R. Waxlax

 SUMMARY COMPENSATION TABLE

        The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2010 (such five executives being collectively the "Named Executive Officers"). The "Stock Awards" and "Total" columns in the table include values for restricted shares which are subject to performance and/or time vesting and which, in the case of such performance awards, are valued based on the probable outcome of the performance conditions as of the respective grant dates. However, the Named Executive Officers may never realize any value from those awards, or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such restricted shares are reported in several different tables in this proxy statement. For that reason, investors should take care to not "double count" the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation	Total
Alan S. McKim	2010	$750,000	—	—	—	$760,000	$1,032	$1,511,032
Chairman of the Board,	2009	$625,000	—	—	—	$95,000	$552	$720,552
President and Chief Executive	2008	$625,000	—	—	—	—	$552	$625,552
Officer
James M. Rutledge	2010	$380,000	—	$1,031,840	—	$546,820	$1,032	$1,959,692
Executive Vice President, Treasurer	2009	$365,000	—	—		$162,790	$1,032	$578,822
and Chief Financial Officer	2008	$350,000	—	$207,143	—	$292,001	$1,032	$850,176
Eric W. Gerstenberg	2010	$375,000	—	$275,684	—	$528,750	$240	$1,179,674
Executive Vice President –	2009	$275,000	—	—	—	$116,463	$240	$391,703
Environmental Services*	2008	$275,000	—	$207,143	—	$220,000	$240	$702,383
David M. Parry	2010	$350,000	—	$297,854	—	$497,000	$240	$1,145,094
Executive Vice President –	2009	$295,833	—	—	—	$108,124	$1,279	$405,237
Energy and Industrial Services*	2008	$275,000	—	$207,143	—	$220,000	$4,732	$706,875
Brian P. Weber	2010	$300,000	—	$157,235	—	$432,000	$240	$889,475
Executive Vice President –	2009	$247,500	—	—	—	$97,481	$1,646	$446,627
Corporate Planning and
Development*(4)

*
Clean Harbors Environmental Services, Inc.

(1)
Except for the bonuses granted in 2009 to Mr. Rutledge and Mr. Weber related to the successful completion of the Company's acquisition of Eveready, the Compensation Committee granted all of the bonuses to the Named Executive Officers described in the table pursuant to (i) in the case of the Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the MIP. Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2010, 2009 or 2008 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the respective dates of grant. For the performance awards granted in 2009, management believed at the grant date that it was not then probable that the performance targets at any level providing for vesting would be achieved, and therefore no grant date fair value was reported. However, based on the Company's performance during 2010, management determined that the performance targets for the 2009 performance awards had been achieved during 2010. Therefore the grant date fair value associated with the performance awards granted in 2009 (based on the closing price of the Company's common stock on such dates) was $157,055 for Mr. Rutledge, $118,315 for Mr. Gerstenberg, $118,315 for Mr. Parry, and $101,107 for Mr. Weber. For the performance awards granted in 2008, management believed on the grant date that it was then probable the two-year performance targets would be achieved in either 2008 or 2009; however, as of December 31, 2009, the performance targets had not been met and therefore all of the performance stock awarded to the Named Executive Officers and other executive officers in 2008 was forfeited. For a description of the assumptions used in determining these values, see Note 13, "Stock-Based Compensation and Employee Participation Plan," to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2010.

(3)
The Company did not grant any stock options to any of the Named Executive Officers during 2010, 2009 or 2008.

(4)
Mr. Weber was not a Named Executive Officer during 2008.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth, for each of the Named Executive Officers, (i) the threshold, target and maximum of the potential cash bonuses which the Compensation Committee approved, subject to achievement of certain specified performance criteria, for payment during the first quarter of 2011 for the year ended 2010 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the restricted and performance shares granted during 2010 under the Company's 2000 and 2010 Stock Incentive Plans. The actual amounts of the cash bonuses which were paid for 2010 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2010, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2011 pursuant to the CEO Annual Incentive Bonus Plan or MIP for 2010. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2010.

					Restricted and Performance Stock Awards
		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Target	Maximum	No. Shares
Alan S. McKim	3/8/10	$47,500	$570,000	$950,000	—	—
James M. Rutledge	3/8/10	$152,000	$304,000	$456,000	—	—
	3/8/10	—	—	—	14,300	$815,243
	4/20/10	—	—	—	3,926	$216,597
Eric W. Gerstenberg	3/8/10	$150,000	$300,000	$450,000	—	—
	4/20/10	—	—	—	2,958	$163,193
	7/19/10	—	—	—	1,842	$112,491
David M. Parry	3/8/10	$140,000	$280,000	$420,000	—	—
	4/20/10	—	—	—	3,496	$192,874
	7/19/10	—	—	—	1,719	$104,979
Brian P. Weber	3/8/10	$120,000	$240,000	$360,000
	4/20/10	—	—	—	2,850	$157,235

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 13, "Stock-Based Compensation and Employee Participation Plan," to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2010.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth the equity awards held at December 31, 2010 by each of the Named Executive Officers.

	Option Awards
	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable			Stock Awards
Name			Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that are not Vested
Alan S. McKim	—	—	—	—	—	—
James M. Rutledge	—	—	—	—	22,136	$1,861,195
Eric W. Gerstenberg	—	—	—	—	7,806	$656,328
David M. Parry	—	—	—	—	8,221	$691,222
Brian P. Weber	—	—	—	—	5,449	$458,152

OPTION EXERCISES AND STOCK VESTED

        The following table shows for each of the Named Executive Officers the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2010. The high and low sales prices of the Company's Common Stock in 2010 were $86.27 and $52.00. The last sale price at year-end was $84.08. No stock appreciation rights ("SARs") were exercised during 2009 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	—	—	—
James M. Rutledge	—	—	3,247	$210,828
Eric W. Gerstenberg	—	—	352	$27,590
David M. Parry	8,500	$510,761	352	$27,590
Brian P. Weber	6,000	$386,937	331	$25,944

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2010. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,861,195
	Key Employee Retention Plan	$380,000	—	$380,000	(4)
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$656,328
	Key Employee Retention Plan	$375,000	—	$375,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$691,222
	Key Employee Retention Plan	$350,000	—	$350,000	(4)
Brian P. Weber	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$458,152
	Key Employee Retention Plan	$300,000	—	$300,000	(4)

(1)
The fair value of the stock options and restricted stock is computed using the December 31, 2010 stock price of $84.08.

(2)
Executive is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)
Executive is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)
Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

 AMENDMENT OF ARTICLES OF ORGANIZATION
(Item 2 on Proxy Form)

        On March 7, 2011, the Company's Board of Directors adopted, subject to shareholder approval, an amendment of the Company's Articles of Organization (as amended and restated to date) to (i) increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000 and (ii) reduce the number of authorized shares of preferred stock, $.01 par value "Preferred Stock"), from 1,080,415 to 968,415 and remove from the Articles of Organization the description of one previously designated series of Preferred Stock. The form of that amendment as adopted by the Company's Board of Directors (the "Articles of Amendment") is attached to this proxy statement as Exhibit A. The increase in the number of authorized shares of Common Stock and the changes with respect to the authorized shares of Preferred Stock are set forth in Articles III and IV in the Articles of Amendment.

        The most recent amendment of the Company's Articles of Organization in order to increase the number of authorized shares was an amendment and restatement approved by the shareholders at the 2005 annual meeting. Under the Company's Articles of Organization as now in effect, the Company is authorized to issue up to 40,000,000 shares of Common Stock. As of March 15, 2011, the Company had outstanding 26,397,931 shares of Common Stock and, had reserved for potential future issuance an aggregate of 109,574 additional shares upon exercise of stock options then outstanding under the Company's equity incentive plans, 2,969,110 shares for potential future grants under the Company's 2010 Stock Incentive Plan which was approved by the Company's shareholders on May 10, 2010, and 379,918 shares for potential future sale under the Company's Employee Stock Purchase Plan. Accordingly, as of March 15, 2011, the Company had 10,143,467 authorized shares of Common Stock which were not either already reserved for potential future issuance.

        If the increase in the number of authorized shares of Common Stock set forth in the Articles of Amendment is approved by the shareholders, the Company will be able to issue the additional authorized shares in the future for any proper corporate purpose including, without limitation, stock splits and stock dividends, financings, acquisitions, other business transactions, and equity incentive and employee benefit plans. Except as required by law, Securities and Exchange Commission rules or the listing requirements of the New York Stock Exchange or any other stock exchanges upon which the Company's Common Stock may then be listed, the Company's Board of Directors will be authorized to issue such additional shares upon such terms as the Board of Directors deems appropriate without further shareholder approval. Such listing requirements generally require further shareholder approval for adoption of equity incentive plans or acquisitions or other corporate transactions potentially involving the issuance of 20% or more of the number of the Company's then outstanding primary shares. Shares of the Company's Common Stock, including the proposed additional shares, do not have preemptive or similar rights, which means that the current shareholders do not have the right to purchase any new shares in order to maintain their proportionate ownership in the Company. Holders of Common Stock are not entitled to dividends except as declared by the Board of Directors, and the Board of Directors has never declared any such dividends in the past. The Company has no plans to pay such dividends in the foreseeable future, and its current financing agreements would restrict the amount of any such dividends.

        The proposed increase in the number of authorized shares of Common Stock will provide the Company with greater flexibility to declare future stock splits or stock dividends upon the then outstanding shares of Common Stock and to enter into future financings, acquisitions and other business transactions. While the proposed increase in the number of authorized shares of Common Stock will not have any immediate effect on existing shareholders, the future issuance of additional shares of Common Stock (other than in connection with stock splits and stock dividends) will dilute the percentage ownership of the current shareholders and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. As described above in this proxy statement under "Election of Directors," the Company now has a Board of Directors consisting of three classes (of which one class is elected annually), and the inability of an acquirer or potential acquirer to replace all of the directors at a single meeting of shareholders may also make it more difficult for an acquirer or potential acquirer to acquire control of the Company. Other than in connection with the Company's existing equity incentive plans and Employee Stock Purchase Plan, the Company has no present intention or plans to issue any significant number of shares of Common Stock. In particular, the Company is not now engaged in any pending or proposed acquisitions or other corporate transactions which would require an increase in the number of currently authorized shares of Common Stock.

        Under the Company's Articles of Organization as now in effect, the Company is also authorized to issue up to 1,080,415 shares of Preferred Stock in one or more series, each having such voting powers, designations, preferences and relative, participating, optional or other special rights as may be determined from time to time by the Company's Board of Directors. On January 4, 1993, the Company's Board of Directors designated 156,416 of the authorized shares of Preferred Stock as Series B Convertible Preferred Stock and, on February 16, 1993, the Company issued 112,000 shares of such Series B Convertible Preferred Stock as partial consideration for an acquisition and reserved the 44,416 designated but unissued shares of Series B Convertible Preferred Stock for potential issuance in connection with another proposed acquisition. However, that other proposed acquisition was not completed and the Board has never authorized the issuance of any of those 44,416 designated but unissued shares of Series B Convertible Preferred Stock for any other purpose. Subsequent to February 16, 1993, all of the 112,000 shares of Series B Convertible Preferred Stock which were issued have been converted into Common Stock in accordance with the terms of the Series B Convertible Preferred Stock. The Articles of Amendment (i) reduce by 112,000 the total number of authorized shares of Preferred Stock to reflect that the shares of Series B Convertible Preferred Stock which were issued and converted are no longer authorized and (ii) remove the description of the rights and privileges of the Series B Convertible Preferred Stock. Under the Articles of Organization, as amended by the Articles of Amendment, the Board may in the future designate, along with the 923,999 previously authorized shares of Preferred Stock which have never been designated by the Board into any series, the 44,416 shares of Preferred Stock which were originally designated as Series B Convertible Preferred Stock but which have never been issued.

        Approval of the amendment of the Company's Articles of Organization as described above and in the Articles of Amendment attached as Exhibit A to this proxy statement will require the affirmative vote of the holders of a majority of the total outstanding shares of Common Stock. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted at the Annual Meeting in favor of approval of the Articles of Amendment. The Board of Directors recommends that shareholders vote "FOR" such approval.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 3 on Proxy Form)

        The Company's Board of Directors is seeking an advisory vote from the Company's shareowners to approve the compensation of the Company's Named Executive Officers, as described in the "Compensation Discussion and Analysis," the executive compensation tables and other executive compensation disclosures in this proxy statement.

        As discussed under "Compensation Discussion and Analysis" in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation program to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareowners.

        Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

    "Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement."

        In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in "Compensation Discussion and Analysis," as well as the following items:

  •
  All members of the Company's Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Compensation Committee has engaged and received advice from an independent, third-party compensation consultant. The Committee selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

  •
  The Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. As described in the "Performance Graph" in this proxy statement, the Company delivered during the five-year period from January 1, 2006 to December 31, 2010, a total shareowner return of 192%, compared to -3% for the S&P 500, 25% for the NASDAQ Market Index, 16% for the NYSE Market Index, and 40% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).

  •
  Alan S. McKim, the Company's founder and chief executive officer, has always refused to accept any form of equity incentives in light of his status as the largest individual owner of shares in the Company.

  •
  The Compensation Committee believes in pay-for-performance. Except for modest base salaries and benefits and a small number of non-performance based restricted shares which the Compensation Committee has granted primarily to newly hired or promoted officers, the long-term incentive program is entirely performance-based. Performance shares awarded to the Named Executive Officers (other than Mr. McKim) become vested only if performance is achieved and shares will not become vested simply with the passage of time. The Company has not granted stock options to any of its named executive officers in the past five years.

  •
  The Compensation Committee's actions reflect its pay-for-performance philosophy. For 2009 the Named Executive Officers received a portion of their potential annual cash bonuses because the Company achieved certain of the performance goals established by the Committee for 2009 cash bonuses. However, all of the performance shares granted to Named Executive Officers under the 2008-2009 Long Term Equity Incentive Program were forfeited because the performance goals established by the Committee for such awards were not satisfied. Conversely, all of the performance shares granted to Named Executive Officers under the 2009-2010 and 2010-11 Long Term Equity Incentive Program vested based upon the Company's performance in 2010, as well as certain cash bonuses established by the Compensation Committee for 2010, because of the Company's strong performance during 2010.

  •
  The Company has not entered into employment agreements with any of its executive officers.

  •
  Tax gross-ups are not provided to any executive officers.

  •
  Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a "double trigger" basis (which basically requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers (other than the CEO, who has received no such awards) would provide for acceleration of vesting upon a Change of Control, those awards define "Change of Control" to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

  •
  The Company has stock ownership guidelines for directors and executive officers.

  •
  The Compensation Committee values the shareowners' opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

        The Board of Directors recommends that shareholders vote "FOR" the foregoing advisory resolution on approval of executive compensation. Because this proposal is non-binding, there is no legal requirement governing the percentage of shares required to approve such proposal, but the Company's Board of Directors has determined that approval of this proposal will require the affirmative vote of a majority of the shares represented at the meeting and voted on such proposal.

 ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Item 4 on Proxy Form)

        As described in Proposal No. 3 above, the Company's shareholders are being provided the opportunity to cast an advisory vote on the Company's executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a "say-on-pay vote."

        This Proposal No. 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a proposal for a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

        The Board of Directors recommends that shareholders vote on Proposal No. 4 to hold say-on-pay votes every year (as opposed to every two years or every three years). Because this proposal is non-binding, there is no legal requirement governing the percentage of shares required to approve such proposal, but the Company's Board of Directors has determined that the alternative (every year, every two years or every three years) which receives the greatest number of affirmative votes (with shares abstaining on such proposal disregarded) will be deemed to have been approved.

 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 5 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

        Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors selects the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2011. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2006. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

        In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.

        During the two most recent fiscal years of the Company ended December 31, 2010, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

        Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte & Touch LLP as the Company's independent registered public accounting firm for 2011 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

        In addition to retaining Deloitte to audit the Company's consolidated financial statements for the two years ended December 31, 2010, the Company and its subsidiaries retained Deloitte to provide tax and certain other services for 2010 and 2009. The aggregate fees and expenses billed for 2010 and 2009 for these services were as described in the following table:

	For the Year
	2010	2009
Audit Fees	$2,034,023	$2,681,225
Audit-Related Fees	26,000	347,980
Tax Fees	80,176	367,517
All Other Fees	2,200	2,200

	$2,142,399	$3,398,922

        Audit Fees ($2,034,023 for 2010 and $2,681,225 for 2009) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

        Audit-Related Fees ($26,000 for 2010 and $347,980 for 2009) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category for 2010 included work performed related to the Company's filing of a registration statement on Form S-8 in May 2010 and responses to comment letters from the Securities and Exchange Commission. The services for the fees disclosed under this category for 2009 included work performed related to the Company's acquisition of Eveready in July 2009 and the $300.0 million debt offering in August 2009.

        Tax Fees ($80,176 for 2010 and $367,517 for 2009) include fees and expenses for tax planning, U.S. and foreign tax compliance, applications for tax credits and accounting method changes and other general consultation and advice.

        All Other Fees ($2,200 for 2010 and $2,200 for 2009) include fees and expenses for services which do not fall within the categories described above.

        The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2010 and 2009 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Committee") is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 9, 2008, is available on the Company's website at www.cleanharbors.com. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP ("Deloitte") for 2010 and 2009, the matters that are required to be discussed by applicable standards of the PCAOB, including Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, and as adopted by the Public Company Accounting Oversight Board ("PCAOB"), as well as Rule 2-07 of Regulation S-X of the SEC — "Communication with Audit Committees." Deloitte have also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Committee discussed with Deloitte the firm's independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2010 and 2009 consisted primarily of tax services, is compatible with the independence standard.

        Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2010 and 2009 be included in the Company's Annual Report on Form 10-K for 2010, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2011. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

                                Thomas J. Shields, Chairman
                                Eugene Banucci
                                John F. Kaslow
                                Andrea Robertson

        Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of a majority of the shares of Common Stock cast on such proposal at the meeting. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote "FOR" such ratification.

 SHAREHOLDER PROPOSAL RELATING TO FUTURE
MANNER OF ELECTING DIRECTORS
(Item 6 on Proxy Form)

        In accordance with the rules of the SEC, set forth below is a shareholder proposal submitted separately on behalf of each of the International Brotherhood of Teamsters General Fund and the California State Teachers' Retirement System (for the purposes of this proposal, each a "shareholder proponent" and, together, the "shareholder proponents") (the shareholder proposals submitted by each shareholder proponent being substantially identical), along with the supporting statement of each shareholder proponent, for which the Company and the Company's Board of Directors accept no responsibility. The address and information regarding the shareholder proponents' holdings of shares in the Company will be made available upon request. The shareholder proposal is required to be voted upon at the meeting only if properly presented at the meeting by or on behalf of the shareholder proponents. As explained below, the Company's Board of Directors recommends that shareholders vote "AGAINST" the shareholder proposal.

Director Election Majority Vote Standard Proposal

        Resolved:    That the shareholders of Clean Harbors, Inc. (or the "Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (articles or incorporation and / or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

International Brotherhood of Teamsters General Fund Supporting Statement:

        In order to provide shareholders a meaningful role in director elections, Clean Harbors' director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

        An increasing number of companies have adopted a majority vote standard for director elections. Additionally, these companies have adopted director resignation policies to address post-election issues related to the status of director nominees who fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies. At the time of this proposal submission, our Company and its board had not taken either action.

        We believe that a post-election director resignation policy without a majority vote standard in company Bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director.

        We urge shareholders to vote FOR this proposal.

California State Teachers' Retirement System Supporting Statement:

        In order to provide shareholders a meaningful role in director elections, the Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company's current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because "withheld" votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

        In response to strong shareholder support a substantial number of the nation's leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 68% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

        CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder's role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors' accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

        Please vote FOR this proposal.

Board of Directors Statement Opposing Shareholder Proposal

        The Company's Board of Directors has carefully considered the shareholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its shareholders to provide for the election of directors by a majority of the votes cast.

        The Company currently elects directors by a plurality-voting standard. Under plurality voting, nominees who receive the most affirmative votes are elected to the Board. Although the proponents state that under the plurality standard, a nominee can be elected with as little as a single affirmative vote (a highly-theoretical and speculative possibility), as a practical matter, all of the directors have always been elected by an overwhelming majority of the votes cast as to any director. In other words, this proposal, if implemented, would not have had any impact on the outcome of any of the elections of the Company's directors to date.

        Although a number of corporations have moved to a majority-vote standard in recent years, the Company's Board has declined to follow this path for several reasons.

        First, moving to majority election of directors would have no impact on the ability of shareholders to propose an alternate slate of directors in a proxy contest. Under the current form of majority election of directors being adopted by corporations and approved by proponents and proxy advisory firms, contested elections retain the plurality-voting standard. Thus, failing to take this action will not prevent our shareholders from seeking to replace any of the existing directors with new candidates.

        Second, failure to adopt majority election of directors also has no effect on the ability of shareholders to express disapproval of Board actions. The use of the withhold vote under a plurality-voting standard, rather than causing one or more directors not to be elected, provides the Board with the flexibility to determine whether such a vote was intended only to send a message to which the Board should react, or was an effort to remove a particular director from the Board. In either case, it would be a matter of serious consideration for the Board.

        Finally, the Board is concerned that the majority-vote requirement contemplated by the proposal could significantly increase the influence of certain shareholders whose interests and agenda may differ from those of our shareholders generally. Under majority election, because of the increased threat of one or more directors not being reelected in a noncontested election, the Board may be forced either to follow the dictates of certain groups, or to engage in expensive and distracting solicitation campaigns at each annual meeting for matters that generally are only peripherally related to the best interests of our Company and its shareholders.

        The Company's Board values and fully appreciates the importance of the Annual Meeting in allowing shareholders the opportunity to put forward specific concerns they may have. At the same time, the Board does not believe that the only means of expressing that concern is the potential expulsion of one or more directors from the Board should a hostile party solicit votes or should such Board members determine not to implement a shareholder proposal – which is what the use of the majority-election standard, as opposed to the withhold vote, could result in. This situation is exacerbated by the failure of many retail holders to return voting instructions, and the Company's inability to contact such holders directly, the elimination of broker voting (because of recent changes in NYSE rules) for directors and the practices of empty voting and stock borrowing. Our Board and management have always welcomed and frequently receive and respond to shareholder input. Our Board members believe that they are better informed to respond to shareholder concerns than others that may have special interests. Consequently, our Board members believe it is their duty to retain as much flexibility to consider and negotiate these matters for the best interests of the Company and all its shareholders rather than effectively abdicate these duties to influential special interests.

        The Company's Board of Directors unanimously recommends a vote "AGAINST" the proposal relating to the change in the voting standard.

        The affirmative vote of a majority of all the votes cast on this proposal at the Annual Meeting, assuming a quorum is present, would be necessary for approval of the shareholder proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Shareholder approval of this proposal would not result in a change to the Company's Bylaws because the shareholder proposal is only a recommendation to the Company's Board of Directors.

 PERFORMANCE GRAPH

        The following graph compares the five-year return from investing $100 in each of Clean Harbors, Inc. common stock, the NASDAQ Market Index, the NYSE Market Index, and an index of environmental services companies (custom peer group) compiled by CoreData. Clean Harbors, Inc. common stock commenced trading on the New York Stock Exchange on December 15, 2008, and therefore both the NASDAQ Market Index and the NYSE Market Index were used as comparable indices. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date was December 31, 2005, when the Company's common stock closed at $28.81 per share.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NASDAQ MARKET INDEX, NYSE MARKET INDEX, AND CUSTOM PEER GROUP

ASSUMES $100 INVESTED ON JAN. 01, 2006
ASSUMES DIVIDEND REINVESTED

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2010 such filing requirements were satisfied on a timely basis, except for Marvin Lefebvre who was late in filing one Form 4.

 SHAREHOLDER PROPOSALS

        Proposals which qualified shareholders intend to present at the 2012 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than December 12, 2011.

        Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2012 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not later than December 12, 2011. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit C to the proxy statement for the Company's annual meeting of shareholders held on May 12, 2005, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

OTHER INFORMATION

        Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061, telephone (781) 792-5000, Ext. 4454. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

INCORPORATION BY REFERENCE

        The Company's consolidated financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010, management's discussion and analysis of financial condition and results of operations, and other information which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission are incorporated by reference into this proxy statement. Copies of such Annual Report may be reviewed and obtained as described above under "Other Information."

 OTHER MATTERS

        Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                      By Order of the Board of Directors,

                      C. Michael Malm, Secretary

April 4, 2011

        THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Exhibit A

        The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Clean Harbors, Inc.

(2) Registered office address:	CT Corporation System, 155 Federal Street, Boston, MA 02110

(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	III & IV

(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:

(month, day, year)

(5) Approved by:
(check appropriate box)
☐ the incorporators.
☐ the board of directors without shareholder approval and shareholder approval was not required.
☒ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.
Article III: The amendment to Article III is described on the following page.
Article IV: See Continuation Sheets 4A and 4B attached hereto.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	1,080,415	$0.01
		Common	40,000,000	$0.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	968,415	$0.01
		Common	80,000,000	$0.01

(7)
The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*
G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Continuation Sheet 4A

        SECTION 1.    General.

        The total number of shares of stock which the Corporation shall have the authority to issue is eighty million (80,000,000) shares of common stock, par value $.01 per share, and nine hundred sixty-eight thousand four hundred fifteen (968,415) shares of preferred stock, par value $.01 per share.

        The shares authorized in this Article IV may be issued by the Corporation from time to time as approved by its Board of Directors without the approval of its stockholders.

        The designations, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, each class or series of stock shall be as set forth below in Sections 2 and 3 of this Article IV.

        SECTION 2.    Common Stock.

        Except as provided by law or in this Article IV (or in any certificate of establishment of any series of preferred stock), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote on all matters for each share held by such holder.

        Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of the dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class of series of stock entitled to participate therewith to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

        In the event of any liquidation, dissolution or winding up of the Corporation after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the Company the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holding.

        SECTION 3.    Preferred Stock.

        The Board of Directors of the Corporation is authorized within the limitations and restrictions stated in this Article IV by vote or votes from time to time adopted, to provide for the issuance of preferred stock in one or more series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, without limitation, the distinctive serial designation and the number of shares constituting such series and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding provided that, in case the number of shares of any series shall be so decreased, the shares then constituting such decreases shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series and including further, without limitation, determination of one or more of the following:

        (a)   The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating, preferences or other special rights, if any, with respect to dividends;

Continuation Sheet 4B

        (b)   The voting powers, if any, of shares of such series;

        (c)   Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

        (d)   The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

        (e)   Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price at which such shares may be redeemed or purchased through the application of such fund;

        (f)    Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so, convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

        (g)   The price or other consideration for which the shares of such series shall be issued;

        (h)   Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock; and

        (i)    Such other powers, preferences, special rights, qualifications, limitations and restrictions thereof as the Board of Directors of the Corporation may deem advisable.

Signed by:
(signature of authorized individual)
☐ Chairman of the board of directors,
☐ President,
☑ Other officer,
☐ Court-appointed fiduciary,
on this day of , .

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $              having been paid, said articles are deemed to have been filed with me this
             day of                                         , 20         , at           a.m./p.m.
                                                                                      time

Effective date:
                                                               (must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

Deborah Post

Davis, Malm & D'Agostine, P.C.

One Boston Place, Boston, MA 02108

Telephone: 617-589-3814

Email: dpost@davismalm.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

Examiner

Name approval

C

M

CLEAN HARBORS, INC.

This Proxy Is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Alan S. McKim, James M. Rutledge and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Monday, May 9, 2011, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card, 2010 Annual Report to Shareholders and 2010 Annual Report on Form 10-K, are available on our website at —
 www.cleanharbors.com/annualmeeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CLEAN HARBORS, INC.

MAY 9, 2011

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
To elect the nominees listed below as Class I directors of the Company for a three-year term, until the 2014 annual meeting of shareholders and until their respective successors shall be duly elected:

NOMINEES:
☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐	FOR ALL NOMINEES EXCEPT	☐	Eugene Banucci
		☐	Edward G. Galante
		☐	John F. Kaslow
		☐	Thomas J. Shields
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL NOMINEES EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here: ☒

2.	To amend the Company's Articles of Organization primarily to increase the number of authorized shares of common stock, $.01 par value, from 40,000,000 to 80,000,000.	☐	FOR	☐ AGAINST		☐	ABSTAIN
3.	To approve the Company's executive compensation	☐	FOR	☐ AGAINST		☐	ABSTAIN
4.	To recommend future votes on approval of executive compensation occur every	1 YEAR ☐		2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
5.	To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	FOR	☐ AGAINST		☐	ABSTAIN
6.	To act on a shareholder proposal on the future manner of electing directors.	☐	FOR	☐ AGAINST		☐	ABSTAIN

          This proxy, properly executed, will be voted in the manner directed above. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the amendment of the Company's Articles of Organization, (iii) for approval of the Company's executive compensation, (iv) for approval of holding future votes on executive compensation every year, (v) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year, and (vi) against the shareholder proposal on the future manner of electing directors.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

        Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROXY STATEMENT
PROXY SOLICITATION
INFORMATION AS TO VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Item 1 on Proxy Form)
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
RELATED PARTY TRANSACTIONS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
AMENDMENT OF ARTICLES OF ORGANIZATION (Item 2 on Proxy Form)
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Item 3 on Proxy Form)
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (Item 4 on Proxy Form)
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 5 on Proxy Form)
SHAREHOLDER PROPOSAL RELATING TO FUTURE MANNER OF ELECTING DIRECTORS (Item 6 on Proxy Form)
PERFORMANCE GRAPH
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG CLEAN HARBORS, INC., NASDAQ MARKET INDEX, NYSE MARKET INDEX, AND CUSTOM PEER GROUP
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER INFORMATION
INCORPORATION BY REFERENCE
OTHER MATTERS